Exhibit 99.1

Hansen Medical Reports Third Quarter and Nine-Month 2012 Results

Magellan™ Robotic Systems Installed at Three Leading U.S. Hospitals

Two Successful Live Magellan System Cases Presented by Dr. Barry Katzen at

Transcatheter Cardiovascular Therapeutics (TCT) Conference

Received $30 Million from Expanded Agreement with Intuitive Surgical

MOUNTAIN VIEW, CA. – November 7, 2012 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the third quarter and nine months ended September 30, 2012.

Third Quarter Summary and Recent Business Highlights

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Company recently announced an expanded agreement with Intuitive Surgical (NASDAQ: ISRG) whereby Hansen Medical received a total of $30 million through a $20 million fee for an expanded license agreement and a $10 million private placement of approximately 5.3 million shares of Hansen Medical common stock

•	Shares purchased at a premium and subject to 18 month lock-up

•	Intuitive Surgical becomes Hansen Medical’s third largest shareholder

•	Shipped five systems during the quarter (four Magellan™ Robotic Systems and one Sensei® X Robotic Catheter System)

•

Magellan Systems installed and generating procedures at the Methodist DeBakey Heart and Vascular Center at The Methodist Hospital, Houston, TX; UC Davis Medical Center, Sacramento, CA; and Baptist Hospital of Miami, Miami, FL

•

Initiated a new limited commercial evaluation program to allow certain strategic accounts to install and utilize Hansen systems for a trial period while the purchase contract is being evaluated by the hospital

•	Of the five systems shipped in the third quarter, three Magellan systems were part of the commercial evaluation program

•	Generated total revenue of $5.1 million in the third quarter

•

Recognized revenue on five systems during the third quarter, including one Magellan system and one Sensei system shipped in the quarter, and three Sensei systems from deferred revenue which were shipped in previous periods

•	Physicians performed an estimated 659 Hansen robotic procedures in the third quarter, up 3.5% sequentially and 9.3% year over year. This is the fifth consecutive quarter of procedure growth

•	Sold 689 catheters in the third quarter, down 2.1% sequentially and down 1.3% year over year

•	Exhibited Magellan system at two recent conferences: the Vascular InterVentional Advances (VIVA) Conference in Las Vegas, and the Transcatheter Cardiovascular Therapeutics (TCT) Conference in Miami

•

The Magellan system was featured in two successful live cases at the TCT conference by Dr. Barry Katzen, founder and Medical Director of Baptist Cardiac & Vascular Institute (Baptist Hospital of Miami)

•

Hansen will be further exhibiting its Magellan system at the 39th Annual Symposium on Vascular and Endovascular Issues (VEITHsymposium™), which takes place from November 14-18, 2012 in New York, NY, and the International Symposium on Endovascular Therapy (ISET 25) from January 19–23, 2013 in Miami, FL

•

The first clinical cases were performed in the U.S. with the recently launched Artisan® Extend Control Catheter, which is designed to work with the Sensei system. The Artisan Extend Catheter includes a simplified flush design that can improve physician workflow during complex electrophysiology procedures, and allows for lower manufacturing costs.

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Held cash, cash equivalents and short-term investments of $21.6 million at September 30, 2012, representing a quarterly cash burn of $7.8 million and includes receipt of $1.5 million of insurance reimbursement proceeds in the quarter

Nine Months 2012 Financial Summary

•	Shipped 9 robotic systems (4 Sensei systems and 5 Magellan systems); recognized revenue on 11 robotic systems (8 Sensei systems and 3 Magellan systems)

•	Sold 1,967 catheters year to date, essentially flat year over year

•	Physicians performed an estimated 1,932 Hansen robotic procedures year to date, up 3.6% year over year

•	Generated year to date total revenue of $13.3 million, down 16.7% year over year

“To have our Magellan Robotic System installed in multiple prestigious centers only four months after receiving U.S. clearance is a significant accomplishment for the Company,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “We believe our recently initiated, limited commercial evaluation program will help accelerate the ramp of clinical cases, allowing us to close system sales more efficiently, and further grow our pipeline of potential transactions. Our improved procedure rate in the third quarter, driven primarily by our base electrophysiology business is indicative of the significant value we believe physicians and hospitals can derive from our systems.”

“Additionally, our recent agreement with Intuitive Surgical is a significant validation of our technology from the global pioneer and leader in medical robotics. Importantly, the capital received as part of this agreement will further strengthen our balance sheet, with a significant portion of the new capital being non-dilutive to our current shareholders. In fact, in the last few years, we have brought in more than $80 million of new, non-dilutive capital. Given our strategic focus on intravascular robotics, a large and growing market with a significant unmet clinical need, this capital will further support our product development efforts and global launch of the Magellan™ Robotic System.”

Mr. Barclay continued, “In recent weeks, both Dr. John Laird of the UC Davis Medical Center and Professor Nick Cheshire of St Mary’s Hospital, of Imperial College London, presented their experiences with the Magellan system at the VIVA conference, and Dr. Katzen presented two live case demonstrations to attendees at TCT. These were valuable opportunities to highlight the benefits of our Magellan system by key opinion leaders at large conferences and we look forward to further highlighting our technology with our significant presence at the VEITHsymposium next week in New York City, and the ISET 25 conference in January in Miami.”

Commenting on his live case presentations at TCT, Dr. Katzen noted, “We were excited to present two live cases at TCT using the Magellan system. This technology has the potential to significantly enhance endovascular procedures. We view the Magellan system as an important potential strategic investment that can help enhance and grow our practice by improving procedure predictability and utilization, while possibly lowering radiation exposure.”

Hansen Medical’s new, limited commercial evaluation program allows certain strategic accounts to install and utilize its systems for a trial period while the purchase contract is being evaluated by the hospital. Hospitals participating in the commercial evaluation program are not obligated to purchase the system upon completion of the trial period, however, participating hospitals must purchase the catheters used in the evaluation process.

2012 Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2012 was $5.1 million compared to revenue of $5.4 million in the same period in 2011. During the third quarter, the Company shipped five systems (four Magellan systems and one Sensei system) and recognized revenue on five systems (one Magellan system and four Sensei systems), as well as shipment of 689 catheters. Catheter sales were down 1.3% compared to the third quarter of 2011 and down 2.1% sequentially. Further, an estimated 659 Hansen robotic procedures were performed in the period, an increase of 9.3% compared to the same quarter of the prior year, and up 3.5% sequentially. As of September 30, 2012, the Company had a total deferred revenue balance of $2.9 million, all of which is related to deferred revenue on service contracts.

Cost of revenues for the third quarter was $3.8 million. As a result, gross profit for the quarter was $1.3 million, or 24.6% of revenue, compared to gross profit of $1.1 million, or 20.2% of revenue for the same period in 2011. The increase in gross profit in the current quarter is primarily the result of improved productivity, which lowered the cost of products sold.

Research and development expenses for the third quarter were $3.8 million, compared to $3.5 million for the same period in 2011. The 2011 amount included $2.1 million of funded research and development credits (recorded as a reduction of expense) from our now completed work under our joint development agreement with Philips. Excluding these research and development credits in the third quarter of 2011, prior year research and development expenses were higher primarily due to additional development costs associated with the Company’s Magellan System and higher employee related costs.

Selling, general and administrative expenses for the third quarter were $5.1 million, compared to $7.6 million for the same period of 2011. The net decrease in the current quarter is primarily due to a $1.5 million insurance reimbursement received in the third quarter or 2012 related to prior litigation costs in addition to lower non-cash stock compensation and employee-related expenses.

Net loss for the third quarter was $8.4 million, or $0.14 loss per share, based on average shares outstanding of 61.5 million. This compares with a net loss for the third quarter of 2011 of $10.1 million or $0.18 per share, based on average shares outstanding of 55.1 million. Net loss for the third quarter of 2012 included total non-cash stock compensation expenses of $1.0 million compared to $1.8 million in the third quarter of 2011. The reduction is primarily the result of lower equity awards in the quarter compared to the prior year.

Cash burn in the quarter improved to $7.8 million compared to $9.1 million in the second quarter of 2012. The current quarter cash burn was positively impacted by the receipt of a $1.5 million insurance reimbursement. Cash, cash equivalents and short-term investments as of September 30, 2012 were $21.6 million, compared to $29.4 million as of June 30, 2012, and $52.2 million as of December 31, 2011.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its full 2012 third quarter results today, November 7, 2012 at 5:00 p.m. ET (2:00 p.m. PT). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 888-846-5003 or 480-629-9856 (international callers). An audio replay of the webcast will be available approximately one hour after the completion of the conference call through November 14, 2012, by calling 877-870-5176 or 858-384-5517 (international callers), and entering access code 4572018.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S. the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential benefits of our Magellan Robotic System for hospitals, patients and physicians, expectations of shipments of our Magellan Robotic System, the potential benefits of our technology and the value of our intellectual property portfolio and the sufficiency of the company’s cash resources for supporting the initial launch of the Magellan Robotic System. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; the commercial viability of our products in the vascular markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 9, 2012 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$5,103	$5,360	$13,292	$15,959
Cost of goods sold	3,846	4,278	10,550	12,685

Gross profit	1,257	1,082	2,742	3,274

Operating expenses:
Research and development	3,772	3,458	12,632	10,258
Selling, general and administrative	5,058	7,621	19,186	22,816

Total operating expenses	8,830	11,079	31,818	33,074
Gain on sale of intellectual property	—	—	—	23,000

Loss from operations	(7,573)	(9,997)	(29,076)	(6,800)
Other income, net	(858)	(148)	(2,642)	(426)

Net loss	$(8,431)	$(10,145)	$(23,269)	$(7,226)

Basic and diluted net loss per share:	$(0.14)	$(0.18)	$(0.52)	$(0.13)

Shares used to computed basic and diluted net loss per share:	61,457	55,094	61,057	54,626

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2012	December 31, 2011
Assets
Cash, cash equivalents and short-term investments	$21,649	$52,210
Accounts receivable	4,579	5,493
Inventories, net	8,387	6,617
Deferred cost of revenues	73	1,573
Prepaids and other current assets	1,402	1,829
Property and equipment, net	6,616	8,300
Other assets	632	737

Total assets	$43,338	$76,759

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,265	$2,944
Deferred revenues	2,858	6,438
Debt	29,347	29,147
Other liabilities	3,952	4,749

Total liabilities	38,422	43,278

Stockholders’ equity	4,916	33,481

Total Liabilities and Stockholders’ Equity	$43,338	$76,759

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